UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported: February 27, 2017

 Shell Midstream Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-36710	46-5223743
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002
(Address of principal executive offices and zip code)

(713) 241-6161
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Loan Facility Agreement
On February 27, 2017, Shell Midstream Partners, L.P. (the “Partnership”) entered into a $600.0 million loan facility agreement (the “Credit Facility”) with Shell Treasury Center (West) Inc. as lender, which is an affiliate of the Partnership. The Credit Facility is effective March 1, 2017 and will mature five years after the effective date of the agreement.
Borrowings under the Credit Facility will be generally available for working capital or general corporate purposes.
The Partnership’s obligations under the Credit Facility rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
Borrowings under the Credit Facility will bear interest at a fixed interest rate of 3.23% per annum. This facility also includes customary fees, including an issuance fee and other fees.

The Credit Facility contains events of default customary for credit facilities of this nature, including, but not limited to, the failure to pay any principal, interest or fees when due, failure to satisfy any covenant, events of default under any other loan document under the new credit facility, default under any other material debt agreements, insolvency of the Partnership, involvement in certain insolvency proceedings, initiation of certain creditors’ processes and unlawfulness and invalidity of the credit agreement. Upon the occurrence and during the continuation of an event of default under the Credit Facility, the lenders may, among other things, accelerate and declare the outstanding loans to be immediately due and payable and exercise remedies against the Partnership as may be available to the lenders under the Credit Facility and other loan documents or as otherwise provided by law.
The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Credit Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Number	Description

10.1	Shell Midstream Partners Loan Facility Agreement, dated as of February 27, 2017, between Shell Midstream Partners, L.P. and Shell Treasury Center (West) Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHELL MIDSTREAM PARTNERS, L.P.

By:	Shell Midstream Partners GP LLC,
its general partner

By:	/s/ Lori M. Muratta
Lori M. Muratta
Vice President, General Counsel and Secretary

Date: February 27, 2017